EXHIBIT 4.8

AUTO-BY-TEL CORPORATION

1996 EMPLOYEE STOCK PURCHASE PLAN

2003 Amendment

WHEREAS, Autobytel Inc. (the “Corporation” maintains the Auto-By-Tel Corporation 1996 Employee Stock Purchase Plan (the “Plan”), and the Board of Directors has duly approved a resolution to amend –

(i)	Section 13(a) of the Plan to increase by 300,000 the number of shares of the Corporation’s common stock (“Common Stock”) that participants in the Plan may purchase; and
(ii)	Section 23 to provide that the right of Plan participants to purchase these 300,000 shares shall expire ten years after the date hereof (or, if earlier, the date of the Plan’s termination or the date required to conform the Plan with the requirements of Section 423 of the Internal Revenue Code).

NOW, THEREFORE, BE IT RESOLVED: that the Plan be and it is hereby amended as follows, effective immediately but subject to approval of this amendment by the Corporation’s stockholders within 12 months of the date hereof.

1.	Section 13(a) of the Plan is amended by replacing “400,000” with “700,000”.

2.	Section 23 of the Plan is amended by adding the following sentence at the end thereof:

“With respect to the 300,000 shares of Common Stock that the Plan reserves for purchase pursuant to the 2003 Amendment of the Plan, the term of the Plan shall expire ten years after the earlier of Board or shareholder approval of said 2003 Amendment (unless sooner terminated under Section 20 hereof).”

3.	Each and every other provision of the Plan shall remain in full force and effect, subject only to the change set forth above.

WHEREFORE, the undersigned, being a duly authorized officer of the Corporation, hereby adopts and approves this 2003 Amendment to the Plan, effective February 25, 2003.

AUTOBYTEL INC.

By	/s/ ARIEL AMIR
A duly authorized Officer